Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Agreement is made and entered into as of this 20th day of December, 2007 between:

(1) UTEK EUROPE LTD incorporated and registered in England and Wales under company number 1394542 whose registered address is at Hardy House, Northbridge Road, Berkhamsted, Hertfordshire HP4 1EF (“the Purchaser”);

(2) UTEK CORPORATION, incorporated and registered Delaware, U.S.A and having its principal offices at 2109 East Palm Ave., Tampa, Florida 33605 (“UTEK”);

(3) PARTNERING INTELLIGENCE LIMITED incorporated in England and Wales under company number 4303282 whose registered office is at c/o Saul Fairholm & Co, 12 Tentercroft Street, Lincoln LN5 7DB (“the Seller”); and

(4) BRIDGEHEAD INTERNATIONAL LIMITED incorporated in England and Wales under company number 2947704 whose registered address is at c/o Saul Fairholm & Co, 12 Tentercroft Street, Lincoln LN5 7DB (“Bridgehead”).

BACKGROUND:

(A)	Pharmalicensing Limited, incorporated in England and Wales under company number 3649884 whose registered address is at 12 Tentercroft Street, Lincoln, Lincolnshire LN5 7DB (“the Company”) is engaged, in the on line provision of drug discovery and development information relating to transactions between sellers, buyers, licensees and licensors of products and projects in the pharmaceutical industry (hereinafter the “Business”), and the Seller is the owner of the entire issued shares in the capital of the Company; and

(B)	The Purchaser desires to acquire the entire issued share capital of the Company and the Seller desires to sell the entire issued share capital of the Company upon the terms and subject to the conditions set forth herein.

(C)	Bridgehead has agreed to be a party to this Agreement for the purposes of giving certain warranties, undertakings and covenants, in consideration of the entry by the Purchaser and UTEK into this Agreement.

DEFINITIONS

For the purposes of this Agreement the following expressions shall have the following meanings unless the context otherwise requires:

“Affiliate” means in relation to any company, any holding company or subsidiary of such company from time to time and any subsidiary from time to time of any such holding company and for the purposes of this definition “holding company” and “subsidiary” shall have the meanings ascribed thereto by sections 736 and 736A CA 85;

“Agreed Documents” means this Agreement and all the agreed form documents referred to in it;

“agreed form” means in a form which has been agreed by the parties and which has been duly executed or initialled for identification by them or on their behalf;

“Attached hereto” as a Schedule means either physically attached to this agreement or contained in the Disclosure Emails;

“Business Day” means any day other than a Saturday, Sunday or public holiday in England and Wales;

“CA 1985” means the Companies Act 1985;

“Claim” a claim for breach of any of the Warranties;

“Completion” means completion of the sale and purchase of the Shares by the performance by the parties of their respective obligations under clause 4 of this agreement;

“Consideration Shares” means 153,967 ordinary shares of common stock in UTEK to be issued credited as fully paid and free of encumbrances and prior claims to the Seller in satisfaction of the Purchase Price;

“Covenantors” the Seller and Bridgehead;

“Disclosed” any matter fairly disclosed in the Disclosure Schedule and/or in the Disclosure Emails;

“Disclosure Emails” the documents referred to in the Disclosure Schedules and sent under cover of emails from Gemma Adie of Matthew Arnold & Baldwin to Tandeep Minhas of SJ Berwin on 19 December 2007 at 19.53, 19.56, 20.01 and 20.07 and on 20 December 2007 at 21.30 and listed at Annex A;

“Disclosure Schedule” Schedule 5 to this Agreement;

“DMS Contracts” the following agreements made between Bridgehead (i) and DMS Data Systems;

1. Deals Datafeed Agreement dated 10 November 2004

2. Datafeed Agreement dated 31 March 2004

3. Newsfeed Agreement dated 31 March 2004

“FSMA” means the Financial Services & Markets Act 2000, as amended;

“ICTA” means the Income and Corporation Taxes Act 1988

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003

“Lease” the lease dated 1st October 2003 between Mandale Investments Limited as landlord and Bridgehead as tenant in relation to the Property;

“Licence” means the licence to occupy relating to the Property in the form set out at Schedule 1;

“Loss” means any loss, damage, liability, fine, penalty, charge and any other cost and expense including any costs of recovery on a full indemnity basis;

“Property” means the property known as Part First Floor, Marlborough House, Westminster Place, York Business Park, Nether Poppleton, York;

“Purchaser’s Group” means the Purchaser and its Affiliates;

“Purchaser’s Solicitors” SJ Berwin LLP of 10 Queen Street Place, London EC4R 1BE

“Relevant Breach” any event, matter or circumstance which is inconsistent with, contrary to or otherwise a breach of any of the Warranties;

“Reseller Contracts” means the following contracts made with Bridgehead and the following parties:

Arrowhead Publishers dated 25 October 2006

Bharat Book Bureau dated 20 June 2006

BioMarket Group dated 8 May 2006

Biopharm Knowledge Publishing dated 28 June 2006

Bioportfolio Limited dated 31 January 2005

Cambridge Healthcare Institute dated 8 January 2006

Chiltern Magazine Services Limited undated

Global Information Inc. dated 28 July 2004

Labhoo.com dated 30 June 2006

LeadDiscovery Limited dated 27 June 2006

OKOKOK Information Consulting Co Ltd dated 10 July 2006

Network Pharma Ltd dated 23 August 2004

Piribo Limited dated 16 March 2005

Total Information Inc dated 10 July 2006

Ubiquick SARL dated 30 May 2006

“Seller’s Group” the Seller and its Affiliates (but excluding the Company).

“Shares” means 1,000,000 issued ordinary shares of £0.01 each in the capital of the Company, being the entire issued share capital of the Company;

“Sub-Lease” means a sub-lease of the Property to be made between Bridgehead as lessor and the Company as lessee, under which the Company shall (i) lease the Property for a period of one year from Completion at an annual rent of £18,700 plus VAT and (ii) be entitled to rent the Property for a further term of one year (“Further Term”) after the end of the period stipulated in (i) and at the expiry of the Further Term shall be entitled to rent the Property for a further one year term, at the option of the Company, in both cases at an annual rent of £18,700 VAT; (iii) have an obligation to keep in good repair as limited to no better state and condition as at the date hereof; (iv) be permitted to use the Property for the purposes of an office under Class B1 of the Town and Country Planning Act (Use Classes Order) 1987 and for the avoidance of doubt there shall be no rent review and otherwise being on such terms as are agreed between Bridgehead and the Company

“Tax” all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings, deductions, liabilities to account whether imposed in the UK or elsewhere in the world; and any penalty, fine, surcharge, interest, charges or costs relating thereto, and Taxation shall have the same meaning;

“Taxation Authority” means HM Revenue & Customs and any other governmental, state, federal, provincial, local governmental or municipal authority, body or other official whether of the UK or elsewhere in the world;

“Tax Covenant” means the indemnity contained in clause 9.1; and

“Warranties” means the warranties contained in clause 6.

1. SALE OF SHARES. Subject to and upon the terms and conditions hereinafter contained the Seller shall sell and the Purchaser shall purchase on and with effect from Completion the Shares together with all rights attaching to them at Completion, free from all encumbrances.

2. PRICE AND CONSIDERATION. The purchase price to be paid by the Purchaser for the Shares is Two Million One Hundred Fifty Thousand U.S. Dollars (U.S.$2,150,000.00) (the “Purchase Price”) which shall be satisfied by the allotment and issue by UTEK on Completion to the Seller of the Consideration Shares.

2.01.Lock in. The Seller undertakes that during the period of 12 months after Completion, it shall not with regard to any of the Consideration Shares:

(a) offer, lend, sell, deposit, contract to sell, mortgage, pledge, create liens over, charge, assign, create any other security interest or equity or Encumbrance over, issue options, warrants or other derivative instruments in respect of, or grant any option to purchase, or otherwise dispose of, directly or indirectly, any of the Consideration Shares (or any other securities deriving from the Consideration Shares or any interest therein or in respect thereof);

(b) enter into any contract for differences, swap or other arrangement which transfers to another, in whole or in part, the economic consequences of ownership of any Consideration Share; or

(c) announce any intention to do, or agree to do, any of the foregoing, whether any such transaction in (a) or (b) above is settled by delivery of Consideration Shares, other securities, cash or otherwise.

2.02. Securities Act Compliance; Registration; Securities Act Exemption. Seller understands that the Consideration Shares have not been and shall not be registered under the Securities Act of 1933, as amended (the “1933 Act”) on the grounds that the issuance of the Consideration Shares is exempt from registration pursuant to Section 4(2) of the 1933 Act and that the reliance of UTEK on such exemptions is predicated in part on Seller’s representations, warranties, covenants and acknowledgments set forth in this Section. Seller acknowledges that: (A) UTEK has made no assurances that a public market in the Consideration Shares will continue to exist, (B) the Consideration Shares are a highly speculative investment involving a high degree of risk, ( C) they are able, without impairing their financial condition, to hold the Consideration Shares for an indefinite period of time and suffer the complete loss thereof, and (D) the Consideration Shares shall be held at least one year plus one day after the shares have been issued and (E) sales of Consideration Shares made one year plus one day after the shares have been issued may be subject to restrictions pursuant to Rule 144 under the 1933 Act, including that sales may be made only in limited amounts and in accordance with the terms and conditions of that rule and other applicable provisions of the 1933 Act. All of the Consideration Shares shall bear a restrictive legend in substantially the following form, (and the legend shall also make reference to the restriction described in clause 2.01 of this Agreement):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE 1933 ACT AND APPLICABLE SECURITIES LAWS”

2A INDEMNITIES AND POST-COMPLETION OBLIGATIONS

2A.01 Dismissal

(a) Subject to compliance by the Purchaser and the Company with clause 2A.1(b), the Covenantors undertake to indemnify, and to keep indemnified, the Purchaser and the Company against any and all losses or liabilities (including all Tax and national insurance contributions), damages, claims, demands, proceedings, costs, expenses, penalties, legal and other professional fees and costs) which may be suffered or incurred by any of them and which relate to or arise out of or in connection with (or is alleged to do so) the dismissal of Sarah Hunter and Tim Everson following Completion up to an aggregate maximum of £8,500 (“Dismissal”).

(b) The Purchaser and the Company shall (i) consult with the Covenantors in relation to negotiating and implementing the Dismissal prior to any decision or conclusion being reached by the Company or the Purchaser (ii) keep the Covenantors promptly appraised in relation thereto (iii) fairly consider any reasonable representations and requests the Covenantors may make in relation thereto (iv) take such action as the Covenantors may reasonably request to avoid or minimise any payment on the part of the Purchaser and/or the Company and in respect of which the Covenantors has provided the indemnity referred to in clause 2A.1(a) and (iv) on the written request of the Covenantors, allow the Covenantors the sole conduct of any legal proceedings of whatsoever nature arising out of the Dismissal save in circumstances where the Purchaser or the Company reasonably considers that such proceedings may have an adverse impact on its or their reputation, in which case the parties will co-operate in good faith in the conduct of such proceedings. For this purpose, the Purchaser and/or the Company (as required) shall give or procure to be given to the Covenantors such assistance as the Covenantors may reasonably request. For the avoidance of doubt, any breach by the Purchaser or the Company of this clause 2A.1(b) shall not prevent the Purchaser and/or the Company from claiming under clause 2A.1(a) but shall go to the quantum of any such claim.

2A.02 LICENCE

In relation to the Property, the provisions of Schedule 1 shall apply.

3. POSITION PENDING COMPLETION. The Covenantors hereby covenant with and undertake to the Purchaser to comply or procure compliance with the provisions of Schedule 3 (Position pending Completion) during the period between the date hereof and Completion.

4 COMPLETION

4.01 Subject to clause 4.4, completion shall take place on 3rd January 2008 at the offices of the Purchaser’s Solicitors (or any other location agreed upon by the Covenantors and the Purchaser).

4.02 At Completion, the Covenantors shall deliver or cause to be delivered to the Purchaser the items listed in Schedule.

4.03 Immediately following satisfaction of the Covenantors’ obligations pursuant to clause 4.2 or the Purchaser electing in the terms of clause 4.04(c), UTEK shall procure the issue to the Seller of the Consideration Shares.

4.04 If for any reason the provisions of clause 4.2 are not fully complied with, the Purchaser shall not be obliged to complete the sale and purchase of the Shares and shall be entitled (in addition to and without prejudice to any other right or remedy available to it, including the right to claim damages) to elect:

(a) to rescind this Agreement, without liability on the part of the Purchaser; or

(b) to defer the date for Completion (in which case the provisions of this clause 4.4 shall apply to Completion as so deferred); or

(c) to proceed to Completion so far as practicable without prejudice to its rights under this Agreement, the Covenantors then being obliged to use its best endeavours to perform or procure the performance of any of the outstanding provisions of clause 4.2.

5 RIGHT TO TERMINATE

5.01 If at any time prior to Completion the Purchaser becomes aware of:

(a) any fact, matter or event, which constitutes a material breach of a Warranty; and/or

(b) any fact, matter or event, which constitutes a material breach of any of the Covenantors’ undertakings contained in this Agreement; and/or

(c) any change in national or international financial, economic or market conditions (including any major negative change in stock market conditions) which, in the reasonable opinion of the Purchaser, is likely to materially and adversely affect the financial position, the business or the prospects of the Company taken as a whole, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) to proceed to Completion so far as practicable or, by notice in writing to the Seller, to elect to terminate this Agreement without any liability whatsoever to the Purchaser.

5.02 Any right of termination exercised pursuant to clause 5.1 shall automatically terminate this Agreement (other than clauses 5, 6, 6A, 12 and 14 to 24 which shall continue in full force and effect) and no party shall have any claim of any nature whatsoever against the other parties under this Agreement save in respect of any rights and liabilities of any party which have accrued prior to the Agreement terminating or in relation to the clauses of this Agreement which remain in force.

5.03 Subject to clause 5.04, any right of termination conferred upon the Purchaser by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to the Purchaser and no exercise of or failure to exercise such a right of termination shall constitute a waiver by the Purchaser of any such other right or remedy.

5.04 In the event that the Purchaser becomes aware of a material breach of a Warranty or a fact, matter of event which constitutes a material breach of any of the Covenantors’ undertakings contained in this Agreement and nevertheless decides to proceed to Completion as it is entitled to pursuant to clause 5.1, then the Purchaser shall be deemed irrevocably to have waived all and any claim of whatever nature that it may have against the Covenantors in relation to any such breach or breaches.

6. WARRANTIES. In consideration of the Purchaser entering into this agreement the Seller and Bridgehead jointly and severally warrant to the Purchaser:

6.01. Organization and Good Standing of the Company. The Company is duly incorporated under the laws of England.

6.02. Authority.

(a) Subject to any consents required under clause 6.07 below, the Seller has the full legal right, power and authority to dispose of the Shares; and this Agreement has been duly and validly executed and delivered on behalf of Seller and Bridgehead and constitutes a valid and binding obligations of the Seller and Bridgehead.

(b) Organization. The Seller and Bridgehead are corporations duly organized, validly existing and in good standing under the laws of the United Kingdom. The Seller and Bridgehead each have the corporate power to carry on its business as now being conducted, and to enter into and perform the terms and provisions of this Agreement;

(c) Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly approved and acknowledged by all necessary corporate action on the part of the Seller and Bridgehead.

(d) No Conflict or Violation. The execution and delivery of this Agreement and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Association of either the Seller or Bridgehead and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the either the Seller or Bridgehead is a party or by which it is bound.

(e) The Shares shall be sold free from any option, trust, power of sale, title retention, pre-emption right, right of first refusal, security interest or other right, claim or interest, whether legal or equitable, of any third party (or an agreement to commit any of them) (“Encumbrance”).

6.03 . Shares.

(a) The Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

(b) The Seller is the legal and beneficial owner of all the Shares free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, and has the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

(c) There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which any Seller or the Company are or may become obligated to issue, assign or transfer any shares in the capital of the Company.

6.04. The information contained or referred to in the Background and the Schedules to this Agreement is true and accurate.

6.05. Minute Books. The minute books of the Company each contain true, correct and complete minutes and records of all meetings and proceedings of the Company.

6.06. Subsidiaries and Affiliates. The Company has no subsidiaries and there are no businesses, entities, enterprises and organizations in which the Company has any ownership, voting or profit and loss sharing percentage interest and:

(i) the Company has made no advances to, or investments in, nor owns beneficially or legally, any securities in, any business, entity, enterprise or organization; and

(ii) there are no rights, privileges or advantages now enjoyed by the Company as a direct result of the ownership of the Company by the Seller which, to the knowledge of the Seller, might be lost as a result of a disposal by the Seller of the Shares.

6.07. All written replies to pre-contractual enquires raised by or on behalf of the Purchaser and contained in the Disclosure Emails are true, complete and accurate in all material respects.

6.08. Financial Statements. Disclosed are true and complete copies of the Company’s audited accounts (“Accounts”) (as defined in section 262 of the Companies Act 1985 (“CA 1985”) for the year ended 31 December 2006 (“Accounts Date”). The Accounts have been prepared in accordance with the relevant accountancy standards and generally accepted accounting principles consistently applied by the Company for the preceding three financial years. The Accounts are complete and correct in all material respects and show a true and fair view of the financial condition and the results of operations of the Company over the period covered by the Accounts. The Disclosed management accounts of the Company dated 30 November 2007 (“Management Accounts”) including the notes thereto, are true and complete copies and have been prepared on consistent basis with the management accounts of the Company prepared for the last 12 months. The Management Accounts fairly present the financial the results of operations of the Company over the period for which they were prepared.

6.09. Records and Books of Account. The records and books of account of the Company reflect all material items of income and expense and all material assets, liabilities and accruals, and have been regularly kept and maintained.

6.10. Absence of Undisclosed Liabilities. Except as and to the reflected or reserved in the Accounts or the Management Accounts or as Disclosed there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation:

(i) liabilities to former, retired or active employees of the Company under any pension, health and welfare benefit plan, vacation plan or other plan of the Company;

(ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Balance Sheet Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date; and

(iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that could reasonably be expected to result in any liability of the Company, other than liabilities and contingent liabilities incurred in the ordinary course of business since the Balance Sheet Date consistent with the Company’s recent customary business practice, none of which is materially adverse to the Company.

6.11. Tax Matters. Except as Disclosed, full provision or reserve has been made in the Accounts for all Taxation liable to be assessed on the Company or for which it is or may become accountable in respect of the period ended on the Accounts Date and the Accounts are sufficient and make proper provision for deferred Taxation, in each case, for all the preceding six accounting periods ended on or before the Accounts Date.

The Company’s tax computation returns for three years preceding Completion are Disclosed. Except as Disclosed : (i) the Company has filed punctually with the relevant Taxation Authority when due all returns, declarations and reports and information returns and statements in respect of any Taxation required to be filed by or with respect to it on or before the date hereof for the preceding seven years (collectively, “Returns”) and all such Returns are accurate and complete in all material respects and have been made on a proper and consistent basis; (ii) all deficiencies in the Returns identified and notified to the Company by the Taxation Authority have been paid and/or settled; (iii) the Returns which have not been examined by the Taxation Authority and for which the statute of limitations remains open were either prepared consistently with the Returns which have been examined or for which the statute of limitations has expired, or adequate provision has been made therefor in the Accounts; (iii) the Company has duly and punctually paid all Taxation which it ought to have paid and the Company has not in the last six years been liable to any penalty, interest, supplement, fine, default, surcharge or other similar payment in connection with any Taxation; (iv) the Company is not delinquent in the payment of any Taxation and has not requested any extension of time within which to file or send any Return, which Return has not since been filed or sent; and (v) no deficiency for any Taxation has been proposed, asserted or assessed against the Company for which the Company could be liable and so far as the Seller and Bridgehead are aware there is no fact or circumstance which might give rise to such deficiency.

6.12 NOT USED

6.13 The Disclosure Schedules contains details of any dispensation or other special arrangement relating to Taxation which have been granted to the Company by any Taxation Authority or have been made between the Company and any Taxation Authority and which are currently in force or otherwise relied upon.

6.14 So far as the Seller and Bridgehead are aware, there is no liability to Taxation for which the Company is or may be liable to be assessed or asked to account or have collected from it where such Taxation is primarily chargeable against some other person or where such Taxation is the joint or joint and several liability of the Company and some other person or where the Taxation in question relates to any income, profits or gains earned, accrued or received by any other person and the Company has no liability to indemnify any person in respect of Taxation whether statutory or otherwise.

6.15 The sale of the Shares to the Purchaser pursuant to this Agreement and/or the receipt of, or entitlement to, any consideration for the Shares will not give rise to or result in any person being treated as having to any extent income so as to result in any obligation of the Purchaser or the Company to operate PAYE pursuant to ICTA or ITEPA and/or to account for national insurance contributions.

6.16 The Company:

(a) is and always has been resident in the United Kingdom, and is not and never has been resident for any purpose in any other country;

(b) has no permanent establishment or place of business outside the United Kingdom; and

(c) is not within the charge to Taxation of any nation, country, state or other political division outside the United Kingdom.

6.17 The Company is not and has never been a close company or a close investment holding company and the Company has made no loan, advance, release or given consideration or effected a transaction falling within sections 418 to 422 (inclusive) ICTA.

6.18 The Company is registered for VAT and has not been and, so far as the Seller is aware, will not be denied credit for any input tax incurred prior to Completion.

6.19 The Company has not at any time been treated as a member or a representative member of a group of companies for the purposes of VAT and no application has at any time been made for it to be so treated.

6.20 All documents to which the Company are a party or which form part of the Company’s title to any asset owned or possessed by it or which the Company may need to enforce or produce in evidence in the courts of the United Kingdom have been duly stamped and (where appropriate) adjudicated and the Company has no liability, and will not incur any liability prior to Completion, to pay any stamp duty reserve tax or stamp duty land tax.

6.21 No transaction has been entered into or event occurred in consequence whereof the Company could be liable to Taxation or increased Taxation or to denial or reduction of a Relief pursuant to any statutory anti-avoidance provision.

6.22 The Company is not and has not been a party to any transaction or arrangement to which the provisions of section 770A and Schedule 28AA ICTA apply.

6.23. Accounts Receivable. The accounts receivable of the Company shown on the Accounts as of the Accounts Date are actual bona fide receivables from transactions in the ordinary course of business representing valid and binding obligations of others for the total amount shown thereon, and as of the Accounts Date were not subject to any set-offs or counterclaims. All such accounts receivable were at the Accounts Date collectible in amounts not less than the amounts (net of reserves) carried on the books of the Company.

6.24. Inventory. The inventories of the Company shown on the Accounts as of the Accounts Date are so shown on the basis of a complete physical count and are carried at values which reflect the normal inventory valuation policy of the Company of stating the items of inventory at cost or market value, whichever is lower, on a first in, first out basis in accordance with generally accepted accounting principles consistently applied during the preceding three accounting reference periods. All slow-moving and obsolete of the Company has been valued at its recoverable value as at the Accounts Date. Inventory acquired since the Accounts Date has been acquired in the ordinary course of business and valued as set forth above.

6.25. Machinery and Equipment. Except for items disposed of in the ordinary course of business, all machinery, tools, equipment and all other tangible personal property (hereinafter “Fixed Assets”) of the Company currently being used in the conduct of its business, or included in determining the net worth of the Company on the Balance Sheet as of the Balance Sheet Date, together with any machinery or equipment that is leased or operated by the Company, are in good and fully serviceable working condition and repair. The Fixed Assets are Disclosed with reference to this paragraph in the Disclosure Emails. Since the Balance Sheet Date the Company has not written up the value of any such Fixed Assets.

6.26. Title to Properties; Certain Real Property Matters. The Company does not own any interest in real property.

6.27. Leases. All leases of real and personal property of the Company are Disclosed, are valid and subsisting, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights, and have not been assigned or encumbered. The Company has performed in all material respects the obligations required to be performed by it under all such leases to the date hereof and so far as the Seller is aware the Company is not in default in any material respect under any of said leases, except as Disclosed , nor has it made any leasehold improvements required to be removed at the termination of any lease, except signs. Except as Disclosed, none of the leases listed thereon require the consent of a third party in connection with the transfer of the Shares.

6.28. Patents, Trademarks, Etc. The Company owns, or possesses adequate licenses or other rights to use, all patents, trademarks, service marks, trade names and copyrights and trade secrets, if any, necessary to conduct its business as operated immediately prior to completion of this Agreement. The patents, trademarks, service marks, copyrights, trade names and trade secrets, if any, registered in the name of or owned or used by or licensed to the Company and applications for any thereof (hereinafter the “Intangibles”) are Disclosed. Seller hereby specifically acknowledge that all right, title and interest in and to all patents Disclosed as patents owned by the Company are owned by the Company and that the ownership of such patents will be transferred as part of the Company to Purchaser as part of the transaction contemplated hereby. No officer, director, shareholder or employee of the Company owns any patents or patent applications or any inventions, secret formulae or processes, trade secrets or other similar rights, nor is any of them a party to any license agreement, used by the Company except as Disclosed . All of said Intangibles are valid and in good standing, are free and clear of all liens, security interests, charges, restrictions and encumbrances of any kind whatsoever, and have not been licensed to any third party except as Disclosed. The Company has not been charged with, nor so far as the Seller is aware has it infringed, nor so far as the Seller is aware is the Company threatened to be charged with infringement of, any patent, proprietary rights or trade secrets of others in the conduct of its Business, and, to the date hereof, the Company has not received any actual notice of conflict with or violation of the asserted rights in intangibles or trade secrets of any third party outside the Group. The Company is not now manufacturing any goods under a present permit, franchise or license, except as Disclosed. The consummation of the transactions contemplated hereby will not alter or impair any rights of the Company in any such Intangibles or in any such permit, franchise or license, except as Disclosed. The Company has the sole and exclusive right to use its corporate and trade names in the United Kingdom.

6.29. Insurance Policies. There is Disclosed a list and brief description of all insurance policies on the date hereof held by the Company or on which it pays premiums, including, without limitation, life insurance and title insurance policies, which description includes the premiums payable by it thereunder (“Insurance Policies”). Also Disclosed are , in the case of any life insurance policy held by the Company, the name of the insured under such policy, the cash surrender value thereof and any loans thereunder. All insurance premiums in respect of the Insurance Policies have been paid when due. All material claims notified to the Company, if any, which are covered by such policies have been, or are being, settled or defended by the insurance companies that have issued the relevant Insurance Policies and no excess liability exists. No such policy has been cancelled by the issuer thereof.

6.30. Banking and Personnel Lists. Disclosed are the following accurate (in all material respects) lists and summary descriptions relating to the Company:

(i) The name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

(ii) The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of the Company, and all other employees of the Company together with a summary of their salaries and the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date to the date hereof, if any.

(iii) A schedule of workers’ compensation payments of the Company over the past five full fiscal years and the fiscal year to date, a schedule of claims by employees of the Company against the workers’ compensation fund for any reason over such period, identification of all compensation and medical benefits paid to date on each such claim and the estimated amount of compensation and medical benefits to be paid in the future on each such claim.

(iv) The name of all pensioned employees of the Company whose pensions are unfunded and are not paid or payable pursuant to any formalised pension arrangements, their agent and annual unfunded pension rates.

6.30A. There is not in operation as at the date of this Agreement, and there has not been in operation at any time prior to the date of this Agreement, and no proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice (whether or not legally enforceable) for the payment by the Company of, or payment by the Company of a contribution towards, a pension, allowance, lump sum or other similar benefit on retirement, death, termination of employment (whether voluntary or not) or during periods of sickness or disablement (whether during service or after retirement), for the benefit of any past or present employee of the Company or the dependants of any such person.

6.31. Lists of Contracts, Etc. There is Disclosed a list of the following items (whether written or oral) relating to the Company, which list identifies and fairly summarizes each item:

(i) All collective bargaining and other labor union agreements (if any); all employment agreements with any officer, director, employee or consultant; and all employee pension, health and welfare benefit plans, group insurance, bonus, profit sharing, severance, vacation, hospitalization, and retirement plans, post-retirement medical benefit plans, and any other plans, arrangements or custom requiring payments or benefits to current or retiring employees.

(ii) All joint venture contracts of the Company or affiliates relating to the Business;

(iii) All contracts of the Company relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, loan notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except any such obligations payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of the Company, and (f) debts of others guaranteed by the Company.

(iv) All agreements each accounting for more than 5% of the supplies made by the Company relating to the supply of raw materials for and the distribution of the products of the Business, including without limitation all sales agreements, manufacturer’s representative agreements and distribution agreements;

(v) All contracts that individually provide for aggregate future payments to or from the Company of £10,000 or more, to the extent not included in (i) through (iv) above;

(vi) All contracts of the Company that have a term exceeding one year and that may not be cancelled on three months notice any liability, penalty or premium, to the extent not included in (i) through (v) above; and

(vii) A complete list of all outstanding powers of attorney granted by the Company.

Except as Disclosed, all contracts, agreements and commitments of the Company Disclosed are valid and binding and the Company has not materially breached any provision thereof or is in default thereunder. Except as set forth in SCHEDULE 6.20, the sale of the Shares by the Seller in accordance with this Agreement will not result in the termination of any contract, agreement or commitment of the Company Disclosed, and immediately after the date hereof, each such contract, agreement or commitment will continue without the imposition or acceleration of any burdensome condition or adverse obligation on the Company as a direct result of the sale of the Shares by the Seller.

There are no pending disputes with customers of the Company regarding quality or return of goods involving amounts in dispute with any one customer, whether for related or unrelated claims, in excess of £10,000 except as Disclosed. The Seller has not received any notification that any customers will terminate or materially alter their business relationship with the Company as a direct result of the sale by the Seller of the Shares.

6.32. Compliance With the Law. The Company has complied in all material respects and conducted its business in accordance with all applicable laws and regulations of the United Kingdom.

6.33. Except as specifically identified in the Accounts as of the Accounts Date or Disclosed:

(i) The Company is not engaged in any litigation, arbitration or other proceedings nor, so far as the Seller is aware is there any litigation threatened the Company relating to the Business or the Company, nor is there any basis known to the Seller for any such action.

(ii) No work stoppage has occurred and is continuing or, so far as the Seller is aware having made no enquiries, is threatened by the employees of the Business, and no representation question involving recognition of a collective bargaining agent exists in respect of any employees of the Company.

(iii) So far as the Seller is aware, there are no pending labour negotiations or union organization efforts relating to employees of the Company.

(iv) There are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labour practices pending against the Company or, so far as the Seller is aware having made no enquiries, threatened before any governmental or regulatory agency or authority or any court relating to employees of the Company.

(v) Specifically there has not been any litigation involving any employees terminated by the Company in the past two years.

6.34. Absence of Certain Changes or Events. The Company has not, since the Accounts Date, except as Disclosed:

(i) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of its Business and any such obligation or liability incurred in the ordinary course is not materially adverse to the Business, except for claims, if any, that are adequately covered by insurance;

(ii) Discharged or satisfied any lien or encumbrance, or paid or satisfied any material obligations or liability other than (a) liabilities shown or reflected in the Accounts as of the Accounts Date, and (b) liabilities incurred since such Balance Sheet Date in the ordinary course of business not in excess of £10,000;

(iii) Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except (a) as disclosed I the Accounts as of the Accounts Date or any subsequent interim financial statement, or (b) as may have been required under generally accepted accounting principles due to income earned or expense accrued since the Balance Sheet Date and as Disclosed;

(iv) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

(v) Sold or transferred any of its material assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which has not been materially adverse;

(vi) Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its Business;

(vii) Incurred any granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent;

(viii) Authorized any capital expenditure for real estate or leasehold improvements, machinery, equipment or molds in excess of £10,000 in the aggregate;

(ix) Except for this Agreement, entered into any material transaction other than in the ordinary course of business;

(x) Issued any stocks, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its share capital; or

(xi) Experienced damage, destruction or loss in excess of £10,000 (whether or not covered by insurance) of its properties, assets or business, or experienced any other material adverse change including, without limitation of the foregoing, the loss or (so far the Seller is aware) impending loss of any materially important contract or customer.

(x) So far as the Seller is aware, no officer or other key employee of the Company is considering the termination of employment.

6.35. Absence of Certain Commercial Practices. The Company has not made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for the Company or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers (i) of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff or (ii) which are consistent with accepted ethical customs and practices.

6.36. Licenses, Permits, Consents and Approvals. The Company has all material licenses, permits or other authorisations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the Business.

6.37. Broker. Neither the Company nor any Seller has retained any broker in connection with any transaction contemplated by this Agreement for which Purchaser would be obligated to pay any fee or commission.

6.38. Related Party Transactions. All transactions of the Company during the past five years have been conducted on an arms-length basis. All transactions during the past five years between the Company and any current or former shareholder or any entity in which the Company or any current or former shareholder had or has a direct or indirect interest have been fair to the Company and on terms comparable to those that would have prevailed in an arms-length transaction. Except for the ownership of not more than 1% of the outstanding securities of any class of any publicly-held corporation, Seller does not and so far as the Seller is aware none of the Company’s officers, directors (whether directly or indirectly) or employees in a managerial position owns any interest in or has any investment or profit participation in any corporation or other entity that is a competitor of the Company.

6A. WARRANTIES

6A.01 In consideration of the Purchaser entering into this Agreement the Seller and Bridgehead jointly and severally warrant to the Purchaser as at the date of this Agreement and on each day thereafter during the period up to and including Completion by reference to the facts and circumstances existing on each such day:

6A.01.1 subject to those matters Disclosed in the terms set out in clause 6 save that no disclosure or qualification or limitation shall be possible or effective in relation to the Warranties contained in paragraphs 6.02 and 6.03 of clause 6;

6A.01.2 that any statement in clause 6 which is qualified as being made “so far as the Seller is aware” or “to the best of the knowledge, information and belief of the Seller” or any similar expression has been so qualified after all reasonable and careful enquiry by the Seller.

6A.02 The Seller and Bridgehead shall indemnify the Purchaser against any liability, loss, claim, cost, expense or demand arising from breach of the Warranties in clause 6.02 (Authority) and clause 6.03 (Shares).

6A.03 The Tax Covenant shall not be subject to the provisions of schedule 2 (Sellers Protections) and shall not be qualified by anything contained in or referred to in the Disclosure Schedules or the Disclosure Emails.

6A.04 Except as provided in clause1.3, the Warranties are qualified to the extent, but only to the extent, of those matters Disclosed.

6A.05 Each of the paragraphs in clause 6:

6A.05.1 shall be construed as a separate and independent warranty; and

6A.05.2 except as expressly provided otherwise in this Agreement, shall not be limited by reference to any other paragraph in clause 3;

and the Purchaser shall have a separate claim and right of action in respect of every event, matter or circumstance which is inconsistent with, contrary to or otherwise a breach of any of the Warranties (“Relevant Breach”).

6A.06 The rights and remedies conferred on the Purchaser under this Agreement are cumulative and are additional to, and not exclusive of, any rights or remedies provided by law or otherwise available at any time to the Purchaser in respect of any Relevant Breach (including the right to damages for any loss or additional loss suffered by the Purchaser).

6A.07 Schedule 2 (Covenantor’s Protections) shall apply to any claims by the Purchaser for damages or compensation in respect of any Relevant Breach .

6A.08 The Warranties shall not in any respect be extinguished or affected by completion of this Agreement.

6A.09 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion or by any investigation made by or on behalf of the Purchaser into the affairs of the Company.

6A.10 Any information supplied by the Company, its officers, employees or agents to the Seller, its agents, representatives or advisers in connection with, or to form the basis of, the Warranties or the Tax Indemnity or any matter covered in the Disclosure Schedules, or for any other reason, shall be deemed not to include or have included a representation, warranty or guarantee of its accuracy to the Seller or Bridgehead and shall not constitute a defence to the Seller or Bridgehead to any claim made by the Purchaser. The Seller and Bridgehead hereby waive any and all claims against the Company, its officers or employees in respect of any information so supplied (and undertakes that no other person claiming under or through them will make any such claim).

7. WARRANTIES OF PURCHASER AND UTEK CORPORATION. The Purchaser and UTEK Corporation make the following representations and warranties to the Covenantors.

7.01. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom. The Purchaser has the corporate power to own its properties, to carry on its business as now being conducted, and to enter into and perform the terms and provisions of this Agreement.

7.02. Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser and UTEK.

7.03. No Conflict or Violation. The execution and delivery of this Agreement, the acquisition of the Shares by the Purchaser and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Association of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

7.04 Consideration Shares. The Consideration Shares shall be issued free from any Encumbrance.

8. PROTECTION OF GOODWILL

8.01 The Covenantors undertake to the Purchaser (contracting for themselves and as trustees for the Company and for any successor in title to the Shares or to all or part of the Business) that, except with the prior written consent of the Purchaser, they shall not and shall procure that no member of the Seller’s Group shall:

(a) in the period of eighteen months from Completion be concerned (as defined in clause 8.2 below) in any business which competes with the Business in the United Kingdom;

(b) in the period of two years from Completion interfere, seek to interfere or take such steps as may interfere with or adversely affect or influence supplies to the Company from any suppliers who have supplied goods or services to any of the Company for use in connection with the Business at any time during the 12 months prior to Completion;

(c) in the period of eighteen months from Completion offer employment to or employ or offer to conclude any contract of services with any key employee or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to entice any key employee to terminate their employment or contract for services with the Company; or

(d) hold itself out as being interested in or in any way connected (other than as a matter of historic fact) with the Company or permit any person to hold out the Covenantors or any other member of the Seller’s Group as being so interested.

8.02 For the purposes of this clause 8, the Covenantors and any member of the Seller’s Group will be concerned in a business if carries it on as principal or agent or if at the relevant time:

(a) it is a partner, director or agent in, of or to any person who carries on the business;

(b) it has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(c) it is a partner, director or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business,

disregarding any financial interest of the Covenantors in securities which are held for investment purposes only if the Covenantors and any member of the Seller’s Group are together interested in units of an authorised unit trust and/or not more than three per cent (3 per cent) of any class of the issued share or loan capital of any company quoted on a recognised investment exchange (as defined in FSMA) or any other investment exchange on which shares can be traded and provided that none of the Investors are involved in the management of the business of the issuer of the securities or of any person connected with it other than by the exercise of voting rights attaching to the securities.

8.03. Each party acknowledges that each of the restrictions in this clause 8 is no more extensive than is reasonable and necessary to protect the interests of the Purchaser as the buyer of the Shares. Each of the restrictions in this clause 8 shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those restrictions is void or unenforceable but would be valid if some part of the restrictions were deleted the restriction in question shall apply with such modification as may be necessary to make it valid.

8.04. The Purchaser shall be entitled from Completion to the exclusive use of the name Pharmalicensing as part of the Company’s name and in the Company’s business dealings.

9. TAX COVENANT.

In this clause 9, the following words and expressions shall have the following meanings:

Degrouping Charge: any Liability for Taxation of the Company as a result of the Company ceasing to be, or ceasing to be treated as, a member of a group of companies for Tax purposes as a result of Completion or of entering into this Agreement, or of the satisfaction of any condition in this Agreement.

Event: includes (without limitation), the expiry of a period of time, the Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, and any transaction (including the execution and completion of all provisions of this Agreement and Completion), event, act, circumstance, arrangement or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which for Tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date.

Group Relief: any or all of the following:

(a) relief surrendered or claimed pursuant to Chapter IV Part X ICTA 1988;

(b) advance corporation tax surrendered or claimed pursuant to section 240 of ICTA 1988 (set off of company’s surplus advance corporation tax against subsidiary’s liability to corporation tax);

(c) a Tax refund relating to an accounting period as defined in section 102(3) of the Finance Act 1989 (surrender of company Tax refund etc within group) in respect of which a notice has been given pursuant to section 102(2) of that statute; and

(d) eligible unrelieved foreign Tax surrendered or claimed pursuant to The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001.

Liability for Taxation: any liability of the Company to make a payment (or increased payment) of or in respect of Tax whether or not the same is primarily payable by the Company or the Purchaser and whether or not the Company or the Purchaser has or may have any right of reimbursement against any other person or persons and shall also include:

(a) the Loss of any Relief (Accounts Relief) where such Relief has been taken into account in computing and so reducing or eliminating any provision for Tax which appears in the Accounts (or which but for such Relief would have appeared in the Accounts) or where such Relief was treated as an asset of the Company in the Accounts or was taken into account in computing any deferred Tax asset which appears in the Accounts (Loss of an Accounts Relief), in which case the amount of the Liability for Taxation will be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss;

(b) the Loss of any right to repayment of Tax (including any repayment supplement) (Repayment Relief) which was treated as an asset in the Accounts (Loss of a Repayment Relief), in which case the amount of the Liability for Taxation will be the amount of the loss of the right to repayment and any related repayment supplement;

(c) the set off or use against income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before Completion of any Relief or any Relief which is not in existence at Completion and arises in respect of an Event occurring after Completion or in respect of a period ending after Completion or which arises in respect of an Event occurring at the Accounts Date in the course of business of the Company (post-Completion Relief) or right to repayment of Tax (including any repayment supplement) which is not available before Completion but arises after Completion in circumstances where, but for such set off or use, the Company would have had a liability to make a payment of or in respect of Tax for which the Purchaser would have been able to make a claim against the Covenantors under this clause 9 (Loss of a Post-Completion Relief), in which case, the amount of the Liability for Taxation shall be the amount of Tax saved by the Company as a result of such set off or use;

(d) any liability to repay in whole or in part any payment received or receivable by the Company or a liability of the Company to make any payment for the surrender of Group Relief pursuant to any arrangement or agreement entered into on or before Completion (save to the extent that such repayment or payment is reflected in the Accounts), in which case the amount of the Liability for Taxation shall be the amount of such liability (disregarding any set off);

(e) the loss in whole or in part of the right of the Company to receive any payment for Group Relief pursuant to any arrangement or agreement entered into on or before Completion where such payment was taken into account in the Accounts, in which case the amount of the Liability for Taxation shall be the amount taken into account in the Accounts; and

(f) any liability of the Company to make a payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Company has agreed to meet or pay a sum equivalent to or by reference to another person’s Tax liability, in which case the Liability for Taxation shall be equal to the amount of the liability.

Loss: any reduction, non-existence modification, loss, denial, counteraction, nullification, cancellation, utilisation, disallowance or claw-back for whatever reason.

Purchaser’s Relief: means:

(a) any Accounts Relief (as defined in paragraph (a) of the definition of Liability for Taxation) or Repayment Relief (as defined in paragraph (b) of the definition of Liability for Taxation);

(b) any Post-Completion Relief of the Company (as defined in paragraph (c) of the definition of Liability for Taxation); and

(c) any Relief, whenever arising, of the Purchaser or any member of the Purchaser’s Tax Group other than the Company.

Purchaser’s Tax Group: the Purchaser and any other company or companies which either are or become after Completion, or have within the seven years ending at Completion been, treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose.

Relief: includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

Retained Group: the Seller and any other company or companies (other than the Company) which either are or become after Completion, or have within the seven years ending at Completion been, treated as members of the same group, or otherwise connected or associated in any way with the Seller for Tax purposes.

Tax Claim: any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that the Company or the Purchaser is or may be subject to a Liability for Taxation or other liability in respect of which the Covenantors are or may be liable under this clause 9.

Taxation Statute: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.2 References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3 References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4 A reference to an Event occurring on or before Completion includes a series or combination of Events, the first of which occurred on or before Completion and was not in the ordinary course of business of the Company and any of which occurring after Completion were in the ordinary course of business of the Company.

1.5 Any reference to something occurring in the ordinary course of business shall, without prejudice to the generality thereof, be deemed not to include:

(a) anything which involves, or leads directly or indirectly to, any liability of the Company to Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the

Purchaser’s Tax Group) or is the liability of the Company only because some other person, other than a member of the Purchaser’s Tax Group, has failed to pay it or is the liability of the Company because it has elected to be regarded as taxable or liable or to be regarded as having made a disposal; or

(b) anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) involving any Event which is not entered into on arm’s length terms; or

(c) anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or any company becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes; or

(d) anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which includes, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Liability for Taxation; or

(e) anything which gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

(f) anything which involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes; or

(g) any failure to deduct and/or account for Taxation; or

(h) any fine, penalty, surcharge, interest or other imposition arising as a result of a failure by the Company duly to pay, deduct, charge, recover and/or account for Taxation.

1.6 In this clause 9 any reference to any form of Taxation or Relief in the United Kingdom shall include a reference to the equivalent or substantially equivalent form of Taxation or Relief in any other taxing jurisdiction.

1.7 Unless the contrary intention appears, words and expressions defined in this Agreement have the same meaning in this clause 9 and any provisions in this Agreement concerning matters of construction or interpretation shall also apply in this clause 9 .

1.8 For the avoidance of doubt, references to any Liability for Taxation of the Company which results from any gains earned or received on or before Completion or any Event on or before Completion include a reference to any Liability for Taxation of the Company resulting from the sale of the Shares pursuant to this Agreement (including, without limitation, any liability arising under section 179 of TCGA 1992).

9.1 Subject to clause 9.2.1, the Covenantors hereby undertake to pay promptly upon demand to the Purchaser an amount equal to, to the extent possible, by way of reduction to the Purchase Price for the Sale of the Shares, any of the following:

(a) any Liability for Taxation of the Company arising as a consequence of or in respect of or by reference to:

(i) any Event or Events which occurred on or before the date of Completion (the “Tax Indemnity Period”) or was deemed to occur at any time during the Tax Indemnity Period; or

(ii) any income, profits or gains arising, earned, accrued or received on or before Completion;

(b) any Liability for Taxation which the Company is or becomes required to discharge by virtue of its relationship with any person at any time before Completion;

(c) any Liability for Taxation which is a Degrouping Charge;

(d) any Liability for Taxation falling within paragraph (a) to (g) of the definition of Liability for Taxation;

(e) all reasonable costs and expenses incurred and payable by the Purchaser or the Company in connection with or in consequence of any matter from which it appears that a Liability for Taxation is or may be imposed which may give rise to a claim under this clause 9 or in enforcing any claim under this clause 9, provided that the indemnity in this clause 9.1 shall absolutely terminate upon the date falling on the seventh anniversary of Completion (without prejudice to any prior breach or claim made in respect thereof prior to such termination).

9.2 EXCLUSIONS

9.2.1 The Covenantors shall not be liable under clause 9.1 in respect of any Liability for Taxation to the extent that:

(a) a specific provision or reserve in respect thereof (not including deferred Tax) is made in the Accounts or in the Management Accounts; or

(b) it arises as a result of an Event in the ordinary course of business of the Company after the Accounts Date but before Completion and for which the Company is primarily liable, but is not an interest or penalty (which expression includes interest or penalties under the Corporation Tax (Instalment Payments) Regulations 1998), surcharge or fine in connection with Tax; or

(c) it arises or is increased as a result only of any change in the law of Tax announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority announced after Completion, and in each case having retrospective effect ; or

(d) it would not have arisen but for a change after Completion in the accounting bases upon which the Company values its assets except where such change is required in order to comply with any FRS, legal requirement or generally accepted accountancy practice in the United Kingdom in force in Completion; or

(e) the same subject matter giving rise to the Liability for Taxation has given rise to a claim for breach of Warranties and that claim has been fully satisfied;

(f) it would not have arisen but for a voluntary act or transaction carried out by the Purchaser or the Company after Completion being an act which:

(i) is not in the ordinary course of business of the Purchaser or the Company as carried on at Completion; or

(ii) is not required by law;

(iii) was not carried out pursuant to an obligation of the Company entered into prior to Completion;

(iv) was not carried out pursuant to the request or with the approval of the Covenantors;

(v) the Purchaser or the Company knew or ought reasonably to have known would give rise to the Liability for Taxation in question.

9.2.2. Nothing in this clause 9.2 shall limit the liability of the Covenantors in respect of their own fraud or wilful negligence.

9.5. RECOVERY FROM THIRD PARTIES

9.5.1 Where the Covenantors have paid an amount in full discharge of a liability under clause 9.1 in respect of any Liability for Taxation and the Purchaser or the Company is or becomes entitled to recover from some other person (not being the Purchaser or the Company or any other company within the Purchaser’s Tax Group or any employee (in their capacity as an employee of the Company or the Purchaser) of them), any amount in respect of such Liability for Taxation (and otherwise than by the utilisation of the whole or any part of any Purchaser’s Relief), the Purchaser shall or shall procure that the Company shall:

(a) notify the Covenantors of its entitlement as soon as reasonably practicable; and

(b) if reasonably required by the Covenantors and, subject to the Purchaser or the Company being fully indemnified by the Covenantors against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company takes all reasonable steps to enforce that recovery against the person in question (keeping the Covenantors fully informed of the progress of any action taken) provided that the Purchaser shall not be required to take any action pursuant to this paragraph 9.5.1 which in its reasonable opinion would be materially detrimental to the business of the Company.

9.5.2 If the Purchaser or the Company recovers any amount referred to in clause 9.5.1 the Purchaser shall account to the Covenantors for the lesser of:

(a) any amount recovered less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that amount has already been made good by the Covenantors under clause 9.5.1(b)) and less the amount of such recovery which has been taken into account in computing any liability under the Warranties or this clause 9; and

(b) the amount paid by the Covenantors under clause 9.5.1 in respect of the Liability for Taxation in question.

9.6 DUE DATE FOR PAYMENT

9.6.1 The due date for payment under this clause 9 is as follows:

(a) in respect of any Liability for Taxation that involves a liability to pay Tax, the date falling five Business Days before the latest date on which that Tax may be paid to the relevant Taxation Authority in order to avoid incurring any interest of penalties; and

(b) in any other case, 10 Business Days after the date on which a notice of the Liability to Taxation is received by the Covenantors from the Purchaser.

9.7 GROSS-UP

9.7.1 All amounts payable by the Covenantors to any person under this clause 9 shall be paid free of any rights of counterclaim or set off and without any deductions or withholdings whatsoever, save only as may be required by any applicable law.

9.7.2 If any deductions or withholdings are required by law to be made from any of the amounts payable by the Covenantors under this clause 9, the Covenantors shall be obliged to pay to the recipient of the payment such amount as will, after the deduction or withholding has been made, leave that person with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

9.7.3 If Taxation is payable on any amount paid by the Covenantors to the Purchaser or the Company under this clause 9, the amount payable shall be increased by such amount as will ensure that, after payment of any Taxation charged on or in respect of such payment, there shall be left an amount equal to that which would otherwise be payable under this clause 9.

9.8 GENERAL

9.8.1 The Liability of the Covenantors under this clause 9 shall be joint and several.

9.8.2 The rights under this clause 9 of the Purchaser and the company shall be without prejudice to their respective rights and remedies under or resulting from the Agreement and shall continue in full force notwithstanding Completion.

9.9. CONDUCT OF TAX CLAIMS

9.9.1 If the Purchaser or the Company becomes aware of a Tax Claim, the Purchaser shall give or procure that notice in writing is given to the Covenantors as soon as is reasonably practicable, provided that if the Covenantors receives any Tax Claim for whatever reason, it shall notify the Purchaser in writing as soon as is reasonably practicable and the Purchaser shall be deemed on receipt of such notification to have given the Covenantors notice of such Tax Claim in accordance with the provisions of this clause 9.9 provided always that the giving of such notice shall not be a condition precedent to the Covenantors’ liability under clause 9.1.

9.9.2 Provided that the Covenantors indemnifies the Purchaser and the Company to the Purchaser’s reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any Taxation and additional Liability for Taxation, the Purchaser shall take and shall procure that the Company shall take such action, at the cost of the Seller, as the Covenantors may reasonably request by notice in writing given to the Purchaser or the Company to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (such a Tax Claim where action is so requested being hereinafter referred to as a Dispute), provided that neither the Purchaser nor the Company shall be obliged to take any such action if, the Covenantors having been given written notice of the receipt of such assessment, the Purchaser or the Company have not within 14 days of the date of the notice, received instructions in writing from the Covenantors to do so.

9.9.3 If:

(a) the Covenantors does not request the Purchaser or the Company to take any action under clause 9.9.2 by the earlier of (i) the date occurring 10 Business Days after the date on which notice of that Tax claim was given in accordance with clause 9.9.1 and (ii) the date occurring two clear Business Days prior to the last date on which an appeal may be made against the Liability for Taxation to which the Tax Claim relates, or fails to indemnify the Purchaser or the Company to the Purchaser’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Covenantors) that is reasonable having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim, and which period will not in any event exceed a period of 14 days; or

(b) the Covenantors (or the Company before Completion) has been involved in a case involving fraudulent conduct or wilful default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

(c) the Dispute involves an appeal against a determination by the General or Special Commissioners of the VAT and Duties Tribunal, unless the Covenantors has obtained the opinion of Tax counsel of at least 5 years’ standing that there is a reasonable prospect that the appeal will succeed, the Purchaser or the Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this clause 9) and shall be free to pay or settle the Tax Claim on such terms as the Purchaser or the Company may in its absolute discretion consider fit.

9.9.4 Subject to clause 9.9.3, by agreement in writing between the Purchaser and the Covenantors, the conduct of a Dispute may be delegated to the Covenantors upon such terms as may be agreed from time to time between the Purchaser and the Covenantors, provided that, unless the Purchaser and the Covenantors specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

(a) the Purchaser and the Company shall promptly be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of all telephone conversations with any Taxation Authority to the extent that it relates to a Dispute and the Seller shall ensure that no correspondence, notes or otherwise are submitted or sent in connection with the negotiations by the Seller or their professional advisers without incorporating the Purchaser’s (and their professional advisers) reasonable comments;

(b) the appointment of solicitors or other professional advisers shall be subject to the approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

(c) all material written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Purchaser or the Company for approval and shall only be finally transmitted if such approval is given (such approval not to be unreasonably withheld or delayed) and the Purchaser’s reasonable comments are incorporated; and

(d) the Covenantors shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Tax of the Purchaser or the Company without the prior approval of the Purchaser or the Company (as may be appropriate), such approval not to be unreasonably withheld or delayed.

9.9.5 The Purchaser shall provide and shall procure that the Company provides to the Covenantors and the Covenantors’ professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within their possession or control for the purpose of investigating the matter and enabling the Covenantors to take such action as is referred to in this clause 9.9.4.

9.9.6 Neither the Purchaser nor the Company shall be subject to any claim by or liability to the Covenantors for non-compliance with any of the provisions of this clause 9.9. if the Purchaser or the Company has bona fide acted in accordance with the instructions of the Covenantors or if, in the Purchaser’s reasonable opinion, compliance with this clause 9.9 would materially adversely affect the future liability of the Company to Tax without the approval of the Purchaser or the Company.

10. RELEASE OF GUARANTEES. To the extent that they are not released on Completion, the Covenantors shall immediately following Completion use their best endeavours to procure the release of the Company from all guarantees, claims, securities, indemnities or other similar obligations given in respect of the liabilities or obligations of any member of the Seller’s Group and agree with the Purchaser for themselves and as trustees for the Company that pending such release they shall indemnify and keep indemnified the Purchaser and Company from and against any and all losses arising out of or in connection with such guarantees, claims, securities or indemnities.

11. FURTHER ASSURANCES. Subsequent to the date hereof, the Covenantors shall execute and deliver (at the expense of the Purchaser) from time to time at the reasonable request of the Purchaser all such further instruments as may reasonably be required in order to vest in the Purchaser full, unencumbered and complete title to the Shares to be conveyed by the Covenantors to the Purchaser hereunder. Subsequent to the date hereof, UTEK shall execute and deliver (at the expense of the Covenantors) from time to time at the reasonable request of the Covenantors all such further instruments as may reasonably be required in order to vest in the Seller full, unencumbered and complete title to the Consideration Shares (subject to the restrictions described in clause 2 of this Agreement).

12. SURVIVAL OF AGREEMENTS AND WARRANTIES. All of the covenants and agreements contained in or made in connection with or pursuant to this Agreement shall survive the date hereof and any investigation at any time made by or on behalf of Purchaser and shall be perpetual; provided, however, that any covenants or agreements that are expressly limited in duration pursuant to the terms thereof shall survive the date hereof only for such specified duration.

13. COVENANTORS’ PROTECTIONS. Schedule 2 shall apply to all Claims.

13A. RESELLER CONTRACTS AND DMS CONTRACTS

13A.1 The Covenantors shall, with effect from Completion, and otherwise on the terms of this clause (i) assign to the order of the Purchaser, or procure the assignment to the order of the Purchaser, all the Reseller Contracts which are capable of assignment without a Third Party Consent and (ii) procure the novation of the DMS Contracts in favour of the Purchaser.

13A.2 If any of the Re-Seller Contracts cannot be assigned or any of the DMS Contracts novated without obtaining the consent of a third party (“Third Party Consent”), then the Covenantors shall use reasonable endeavours to obtain such consents.

13A.3 Insofar as any of the Reseller Contracts or DMS Contracts cannot be assigned or novated (as the case may be) to the Purchaser without Third Party Consent and such consent is refused or otherwise not obtained or where any of the Re-Seller Contracts or DMS Contracts are incapable of transfer to the Buyer by assignment or novation (as appropriate):

13A.3.1 the Covenantors, at the Purchaser’s cost (such costs to be approved in advance by the Purchaser), shall use their best endeavours with the co-operation of the Purchaser to procure such assignment or novation;

13A.3.2 unless and until any such Reseller Contract or DMS Contract shall be assigned or novated (as the case may be), the Seller shall hold such Contract and any monies, goods or other benefits received thereunder as trustee for the Purchaser and its successors in title absolutely;

13A.3.3 the Purchaser shall (if sub-contracting is permissible and lawful under the Reseller Contract or DMS Contract in question), as the Seller’s sub-contractor, perform all the obligations of the Seller under such Reseller Contract or DMS Contract and where sub-contracting is not permissible, the Purchaser shall perform such obligations as agent for the Seller; and

13A.3.4 unless and until any such Reseller Contract or DMS Contract is assigned or novated (as the case may be), the Covenantors’ shall (so far as it lawfully may) at the Purchaser’s cost (such costs to be approved in advance by the Purchaser) give all such assistance as the Purchaser may reasonably require to enable the Purchaser to enforce its rights under such Reseller Contract or DMS Contract and (without limitation) shall provide access to all relevant books, documents and other information in relation to such Reseller Contract or DMS Contract as the Purchaser may reasonably require from time to time.

13A.4 Nothing in this agreement shall be construed as an assignment or attempted assignment if such assignment or attempted assignment would constitute a breach of such Re-Seller Contract or DMS Contract (as the case may be).

14 FEES AND EXPENSES. Each party shall be responsible for that party’s own legal and other costs incurred in relation to the negotiation, preparation and completion of each of the Agreed Documents and all other relevant documents.

15. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or to a national courier service, or mailed by registered or certified mail, return receipt requested, to the addresses herein designated or at such other address as may be designated in writing by notice given personally or by national courier service or by registered or certified mail return receipt requested:

If to the Seller or Bridgehead:

F. David Alcraft

Director

Bridgehead International Limited

and a copy to:

If to the Purchaser or UTEK:

UTEK Corporation

2109 East Palm Ave.

Tampa, Florida 33605

Attention: Chief Executive Officer

and a copy to:

Sam I. Reiber, Esq.

2109 East Palm Ave.

Tampa, Florida 33605

16. GOVERNING LAW; . This Agreement and any dispute or claim arising out of or in connection with it shall be governed by and construed in accordance with English law. All disputes or claims arising out of or relating to this Agreement shall be subject to the non-exclusive jurisdiction of the English Courts, to which the parties irrevocably submit.

17. ASSIGNABILITY. This Agreement shall not be assignable by any party without the prior written consent of the other parties hereto.

18. ENTIRE AGREEMENT. The Agreed Documents constitute the entire agreement between the parties hereto with respect to the sale and purchase of the Shares and supersedes all previous written or oral negotiations, commitments and representations. It is agreed that:

(i) no party has entered into any Agreed Document in reliance on, and each party unconditionally waives any claims in relation to, any statement, representation, warranty or undertaking which is not expressly set out or referred to in the Agreed Documents;

(ii) in the absence of fraud, no party shall have any remedy in respect of any untrue statement, made to it or its representatives or agents, prior to this Agreement being entered into and on which it or they relied other than representations, warranties or undertakings set out or referred to in the Agreed Documents and such party’s only remedy in respect of representations, warranties and undertakings set out in the Agreed Documents shall be for breach of contract; and

(iii) this clause 18 shall not exclude any remedy or liability for fraudulent concealment or fraudulent misrepresentation.

19. AMENDMENTS. No purported alteration of this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each party to this Agreement whose rights and obligations under this Agreement are affected by that alteration.

20. PARTIES IN INTEREST. The Contracts (Rights of Third parties) Act 1999 (“Contracts Act”) shall not apply to this Agreement and no person (including any employee, officer, agent, representative or sub-contractor of a party) other than a party to this Agreement shall have the right (whether under the Contracts Act or otherwise) to enforce any term of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the parties, which agreement must refer to this clause 14.

21. SECTION AND OTHER HEADINGS. The clause and other headings contained in this Agreement are for reference purposes only and do not affect the interpretation or meaning of this Agreement.

22. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement and therefore a faxed copy of the signatures of the parties will constitute execution by both parties.

23. WAIVER. The waiver by any party hereto of any breach, default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall not be deemed to extend to any prior or subsequent breach, default, misrepresentation, or breach of warranty or covenant hereunder and shall not affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

24. SEVERABILITY. Each provision of this Agreement is severable and distinct from the others. The parties intend that each of those provisions shall be and remain valid and enforceable to the fullest extent permitted by law. If any such provision is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement shall continue to be effective and their validity, legality and enforceability shall not be affected or impaired as a result, subject to the operation of this clause not negating the commercial intent and purpose of the parties under this Agreement. If any provision of this Agreement is illegal or unenforceable because any period or area specified in it exceeds that permitted by a relevant authority, that provision shall take effect with the minimum modification necessary to make it valid, effective and acceptable to that Relevant Authority subject to that modification not negating the commercial intent of the parties under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the day and year first above written.

SCHEDULE 1 - PROPERTY

The definitions in this paragraph apply in this Schedule 1.

Landlord: in respect of the Property, the person or persons from time to time entitled to the reversion (whether immediate or not) expectant upon the termination of the Lease.

Licence: the consent of the Landlord authorising a sub-lease of the lease of the Property to the Purchaser in accordance with and pursuant to the terms of the Lease, such consent being evidenced in a written, formal licence to underlet, dated and being obtained on reasonable terms, signed or executed by or on behalf of all of the parties to it.

Longstop Date: the day on which the Landlord first indicates in writing that it is not prepared to grant the Sublease and requests that the Company vacates the Property.

Part 1 Conditions: the conditions in Part 1 of the Standard Commercial Property Conditions (Second Edition) and Standard Condition means any one of them.

Part 2 Conditions: the conditions in Part 2 of the Standard Commercial Property Conditions (Second Edition).

1.	The Part 1 Conditions are incorporated in this Schedule 1 so far as they:

(a) 1.1 apply to a sale by private treaty;

(b) 1.2 are applicable to leasehold land;

(c) 1.3 are not inconsistent with the other clauses in this Agreement; and

(d) 1.4 have not been modified by the other clauses in this Agreement.

2.	The Part 2 Conditions are not incorporated into this Schedule 1.

3.	The following Standard Conditions shall not apply:

(e) 3.1 Standard Condition 1.1.4(a);

(f) 3.2 Standard Condition 2;

(g) 3.3 Standard Conditions 3.1, 3.2.1 and 3.3;

(h) 3.4 Standard Conditions 6.1 to 6.3;

(i) 3.5 Standard Conditions 6.6.2 to 6.6.4;

(j) 3.6 Standard Conditions 7.1.2 and 7.1.3;

(k) 3.7 Standard Condition 10.3; and

(l) 3.8 Standard Condition 11.

4.	The Standard Conditions shall be amended as follows:

4.1	the definition of “conveyancer” in Standard Condition 1.1.1(f) shall be construed as referring to the Purchaser’s Solicitors and/or the Seller’s solicitors, as the context requires.

5.	Subject to the terms set out in the definition of “Sub-Lease” the Sub-Lease shall otherwise be in such form as the Purchaser and the Seller agree, using all reasonable commercial efforts to agree the same.

6.	The provisions of this paragraph 6 of Schedule apply in respect to the Property:-

8.1	Completion of the Sub-Lease shall be conditional on the Licence required under the Lease.

8.2	Immediately following Completion, Bridgehead shall apply for and use reasonable endeavours to obtain every Licence as required by the Lease. Bridgehead shall pay all costs associated with obtaining, or seeking to obtain, each Licence.

8.3	The Purchaser shall, as soon as reasonably practicable:

(a)	supply all information, accounts and references as the Landlord may reasonably require in connection with an application for or consideration of any Licence;

(b)	ensure that any amendments that the Purchaser proposes to make to any form of Licence that has been submitted to the Purchaser or to the Purchaser’s Solicitors, are communicated to the Seller and its solicitors; and

(c)	execute the documents containing a Licence, each in the form reasonably required by the Landlord.

8.4	The Purchaser shall not in any circumstances be required to enter into or procure any rent deposit or procure any guarantee or any other security in connection with the grant of the Licence

9.	Until such time as the Sub-Lease is completed, the Company shall be entitled to occupy the Property as bare licensee on the following terms:-

9.1 the Purchaser shall be entitled to occupy the Property on a non-exclusive basis from Completion until the earlier of:

(a)	the Longstop Date; or

(b)	the effective date of the Sub-Lease.

9.2 Whilst occupying the Property as bare licensees, the Purchaser shall be responsible for,, all proper sums properly payable by the Seller under the Lease, other than the payment of rents as referred to in paragraph 9.3 below. Where appropriate the outgoings and expenses shall be apportioned on a pro rata day-to-day basis.

9.3 whilst occupying the Property as bare licensee, the Purchaser shall pay to the Company a licence fee equal to the all rents payable by the tenant under the Lease in the same manner as set out in the Lease.

9.4 This licence to occupy does not create, and is not intended to create, a demise and is personal to the Purchaser. This licence cannot be assigned and the Purchaser shall not be entitled to share occupation of the Property with any other person, nor hold the Property on trust for a third party.

9.5 The Covenantors undertake to indemnify, and to keep indemnified, the Purchaser and the Company against all direct losses or direct liabilities, damages, claims, demands, proceedings, costs, expenses, penalties, legal and other professional fees and costs) which may be suffered or incurred by any of them (other than as may be payable to the Seller pursuant to the bare licence created in this Schedule 1) and which arise directly in connection with any steps taken by the Landlord to prevent the occupation by the Company of the Property after becoming aware of the occupation by the Company of the Property pursuant to the bare licence created by this Schedule 1 including without limitation costs and expenses incurred in relocating to alternative premises.

SCHEDULE 2 - PROVISIONS FOR THE PROTECTION OF THE COVENANTORS

1.	Limitations

Time Limits

1.1	Subject to paragraph 1.8, the Purchaser shall not be able to bring a claim for any breach of Warranty unless the Purchaser gives written notice to the Covenantors regarding the Claim in accordance with paragraph 1.2.

1.2	Any notice under paragraph 1.1 must:

1.2.1	be given:

1.2.1.1	in the case of a Claim under Warranty 3.11 (Tax Matters), on or before the expiry of a period of seven years after Completion; or in any other case;

1.2.1.2	on or before the expiry of a period of 2 years after Completion;

1.2.2	give all reasonable particulars of the Claim as the Purchaser then has and include the Purchaser’s best estimate of the amount of the Claim.

1.3	The liability of the Covenantors for any Claim notified under this paragraph 1 shall (if it has not been previously satisfied, settled or withdrawn), cease 12 months after the date on which the Claim was notified unless court proceedings have been started in respect of it or it has been submitted to arbitration and the proceedings or submission to arbitration has not been withdrawn or terminated.

Claims Threshold

1.4	The Purchaser shall not be entitled to make any Claim under the Warranties where the sum claimed is less than £3,500.

Maximum Claims

1.5	Without prejudice to clause 1.9, the maximum total liability of the Covenantors in respect of all and any Claims shall be limited to $2,150,000 excluding all proper legal, professional and other costs and expenses incurred by the Purchaser and any Affiliate of the Purchaser in connection with such Claims.

Double Claims

1.6	The Purchaser shall not be entitled to recover from the Covenantors under the Warranties more than once in respect of the same damage.

General

1.7	Nothing in this clause shall limit the liability of the Covenantors in respect of fraud or wilful non-disclosure.

1.8	If the Covenantors so elect they shall be entitled to satisfy any Claims made under the Warranties by way of the sale of all or any of the Consideration Shares.

2.	Recoveries from third parties

2.1	The liability of the Covenantors for a Claim for breach of any Warranty shall be reduced to the extent that the Purchaser and/or the Company receives any cash sum from any third party (including a Taxation Authority or insurer but excluding the Company or any member of the Purchaser’s Group or any employee of them (in their capacity as an employee of the Company or the Purchaser)) in respect of the matter or circumstance giving rise to the Claim save that in the case of payment from an insurer, the amount of any such reduction shall be reduced by any increase in insurance premium as a direct consequence of such Claim.

2.2	If the Purchaser and/or the Company receives any cash sum from a third party (including a taxation authority or insurer but excluding the Company or any member of the Purchaser’s Group or any employee of them (in their capacity as an employee of the Company or the Purchaser)) in respect of the matter or circumstance giving rise to a Claim for breach of Warranty and such recovery is made following payment by either of the Covenantors of the Claim, then the recipient of such recovery shall repay to the relevant Covenantor an amount of such recovery not exceeding the amount paid by the relevant Covenantor in respect of the Claim save that in the case of payment from an insurer, the amount of any such reduction shall be reduced by any increase in insurance premium as a direct consequence of such Claim.

3.	Changes in legislation

3.1	The Covenantors’ liability for any breach of Warranty shall be reduced to the extent that:

3.1.1	it arises or is increased as a result of:

3.1.1.1	the introduction any new legislation;

3.1.1.2	the changing of any existing legislation;

3.1.1.3	the changing or withdrawal of any extra-statutory concession by the Inland Revenue or any other fiscal authority after Completion whether or not such introduction, change or withdrawal are effective retrospectively;

3.1.2	it arises or is increased as a result of any change in the basis or method of calculation of, or of any increase in the rates of Taxation made or imposed by legislation after Completion with effect to any period ending before Completion.

4.	Provisions in the Accounts and accounting bases

4.1	No Claim against the Covenantors shall be made if the subject matter of the Claim is provided for in the Accounts and the Management Accounts (the “Relevant Accounts”) unless (and then only to the extent that) such provision or allowance is insufficient.

4.2	The Covenantors shall not be liable in respect of any Claim to the extent that the Claim arises or is increased as a result of any changes after Completion in the accounting bases, policies, practice or methods applied in preparing any accounts or valuing any assets or liabilities of the Company from those used in preparing the Relevant Accounts except where such change is required in order to comply with any FRS, legal requirement or generally accepted accountancy practice in the United Kingdom in force at Completion.

5.	Mitigation, insurance and Purchaser’s knowledge

5.1	The Purchaser shall take or procure the taking of all steps and action as may be reasonable in order to mitigate any Claim under any Agreed Document (other than the Tax Covenant).

5.2	If either of the Covenantors wishes to take out insurance against its liability under the Warranties the Purchaser shall (subject to the overriding requirements of its own insurers) provide such information as the prospective insurer may reasonably require in order to effect such insurance.

5.3	The Covenantors shall have no liability for breach of Warranty in respect of any matter to the extent that the matter or circumstance giving rise to the liability was Disclosed.

5.4	The Covenantors shall have no liability for a Claim in respect of any such Claim of which the Purchaser or its professional advisers has actual knowledge. The Purchaser confirms to the Covenantors that as at the date of this Agreement it has no actual knowledge of any Warranty Claim against the Covenantors.

5.5	Before making a Claim in respect of any Loss which is insured, the Purchaser shall claim under the insurance, but if the insurers deny liability, or do not accept liability within 60 days, the Purchaser may make the Claim, and the provisions of paragraph 2 shall apply to any subsequent payment by the insurers and each of the time limits specified in paragraph 1 shall be extended by 60 days.

6.	Disclosures

6.1	The disclosures in the Disclosure Schedules shall not imply any further representation or warranty, nor shall any disclosure be taken as extending the scope of any of the Warranties.

6.2	Matters disclosed in the Disclosure Schedules may relate to more than one of the Warranties. Each disclosure is to be treated as relating to every one of the Warranties to which it is or may be relevant. Accordingly, the disclosures made shall not be limited to the Warranties by reference to which a specific disclosure is made in Disclosure Schedules.

6.3	The following matters are Disclosed:

6.3.1	the contents of the documents in the Disclosure Emails;

6.3.2	all matters contained in and all matters referred to in the Accounts of the Company for the three periods up to (and including) the Accounts Date;

6.3.3	all matters contained and referred to in the Management Accounts for the period from 1 January 2007 to 30 November 2007;

6.3.4	all information and all documents available from an online search of the public files maintained by the Company’s Registry in respect of the Company on the Business Day preceding the date of this letter;

6.3.5	all matters which would be revealed by a search made on the Business Day preceding the date of this letter of the Central Registry of Winding Up and Administration Petitions in respect of the Company and/or the Covenantors;

6.3.6	all matters contained in the Agreement (including any recitals and schedules) and any documents in the Agreement.

7.	Acts of Purchaser

The Covenantors’s liability for any breach of a Warranty shall be reduced to the extent that such liability is attributable in whole or in part to any act, omission, transaction or arrangement of the Purchaser or the Company voluntarily effected after Completion otherwise than: (i) in the ordinary course of business; or (ii)anything expressly provided to be done or omitted to be done pursuant to the Agreement; or (iii) as required by law; or (iv) carried out pursuant to an obligation of the Company entered into prior to Completion; (v) carried out pursuant to the request of the Covenantors.

8.	Remediable breaches

A breach of any Warranty which is remediable shall not entitle the Purchaser to make a Claim under that Warranty unless the Covenantors are given written notice of it and it is not remedied by the Covenantors without cost to or obligation upon the Purchaser within 60 days after the date of receipt of the notice and each of the time limits specified in paragraph 1 shall be extended by that number of days.

9.	Conduct of Claims

9.1	The Purchaser shall inform the Covenantors in writing of any claim by any third party (“Third Party Claim”) which comes to the notice of the Purchaser, or any other member of the Purchaser Group, whereby it appears that the Covenantors are or are likely to become liable under any Claim within seven days from the day on which such Third Party Claim comes to the notice of the Purchaser or other member of the Purchaser Group.

9.2	Subject to the Purchaser being indemnified and secured to its reasonable satisfaction in accordance with paragraph 10.4 of this Schedule 4:

9.2.1	The Purchaser shall take such action and give such information and assistance as the Covenantors may reasonably request in writing to avoid, dispute, resist, mitigate, compromise or defend any Third Party Claim and to appeal against any judgment given in respect thereof including (without limitation) applying to postpone so far as legally possible the payment of any Taxation; and

9.2.2

On the written request of the Covenantors, the sole conduct of any legal proceedings of whatsoever nature arising out of any Third Party Claim (“Proceedings”) shall be delegated to the Covenantors. For this purpose, the Purchaser shall give or procure to be given to the Covenantors all such assistance as the Covenantors may reasonably require and shall appoint such solicitors and other professional advisers as the Covenantors may nominate to act of behalf of the Purchaser in accordance with the Covenantors’ instructions.

9.3	Where Proceedings are delegated to the Covenantors in accordance with paragraph 10.2.2 of this Schedule 4:

9.3.1	the Covenantors shall keep the Purchaser fully and promptly informed of the Proceedings, shall consult the Purchaser on any matter which is or is likely to be material in relation to any Proceedings and shall take account of all reasonable requirements of the Purchaser in relation to such Proceedings; and

9.3.2	the Covenantors shall not make any settlement or compromise of the Third Party Claim which is the subject of Proceedings, nor agree to any matter in the conduct of such Proceedings which may affect the amount of the liability in connection with such Third Party Claim without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed, and provided always that, in the event of the Purchaser refusing approval of such settlement or compromise, the Covenantors shall have no liability in respect of any Claim arising therefrom in excess of the figure at which they could have settled or compromised the relevant Third Party Claim and the Purchaser shall be liable for any costs incurred since the proposed date of settlement or compromise.

SCHEDULE 3 - POSITION PENDING COMPLETION

1 The Covenantors shall procure that between the date of this Agreement and Completion the Company shall carry on the Business in the ordinary and usual course. Without prejudice to the generality of this paragraph 1 the Covenantors shall procure that the Company:

(a) continues to pay its creditors in the ordinary course of business or within the usual terms of payment of such creditors;

(b) maintain in force all insurance policies usually kept in force relating in whole or in part to the Business;

(c) maintain the trade and trade connection of the Business and do not by any action, omission, neglect or default knowingly damage or risk damage to the same;

(d) maintain all licences, consents and authorisations which are needed to carry on the Business and which the Company currently enjoys and comply with all applicable laws and regulations; and

(e) maintain all accounting and other records in the ordinary and usual course.

2 Neither the Covenantors nor the Company shall at any time prior to Completion without the prior written consent of the Purchaser do, allow or procure any act or omission which would (or would be likely to) cause, constitute or result in a breach of any of the Warranties as expressly repeated at Completion or which would make any of Warranties untrue, incorrect, inaccurate or misleading as expressly repeated at Completion.

3 Without prejudice to the generality of paragraph 2, the Covenantors shall procure that the Company shall not at any time prior to Completion without the prior written consent of the Purchaser:

(a) alter its share capital or the rights attaching to any of its shares or otherwise re-organise its share capital or capitalise or repay any amount standing to any reserve;

(b) create, allot, issue, redeem, purchase, consolidate, convert or subdivide any share or loan capital or any securities convertible into shares or grant any options for the issue of any such securities;

(c) subscribe or otherwise acquire, or dispose of any shares in the capital of any company;

(d) acquire or dispose of the whole or part of the undertaking of it or of any other person, firm or company;

(e) send any notice to its shareholders or pass any shareholder resolution;

(f) cease to carry on its business or be wound up or enter into receivership, administrative receivership or any form of management or administration of its assets;

(g) permit or suffer any of its insurances to lapse or do anything which would make any such policy of insurance null or voidable, fail to notify any insurance claim in accordance with the terms of the relevant policy or settle any insurance claim below the amount claimed;

(h) apply or permit its directors to apply to the Court for an administration order or similar order to be made in respect of it;

(i) make any change to its auditors, its bankers or the terms of the mandate given to such bankers in relation to its account(s), or change its accounting reference date;

(j) enter into or vary any transaction or arrangement with, or for the benefit of any of its directors or shareholders or any other person who is a connected person (within the meaning of section 839 ICTA) with any of its directors or shareholders;

(k) borrow monies (other than by way of its agreed overdraft facility), accept credit (other than normal trade credit), make payments out of or drawings on its bank accounts other than in the ordinary and usual course or repay any loan or financial facility;

(l) make any payment otherwise than on an arm’s length basis;

(m) enter into or give or permit or suffer to subsist any guarantee of or indemnity or contract of suretyship for or otherwise commit itself in respect of the due payment of money or the performance of any contract, engagement or obligation of any other person or body;

(n) grant any lease or third party right in respect of any of or any part of any of the Properties or assign or dispose or deal with any of the Properties or any part of any of them;

(o) declare or pay any dividend or make any other distribution;

(p) enter into any partnership, consortium, association or joint venture;

(q) incur any capital commitment exceeding in aggregate £2,000 or as regards any single item £2,000;

(r) dispose of any asset of a capital nature with a book or market value in excess of £2,000;

(s) engage any employee;

(t) vary the terms of appointment or employment of any officer or any employee, increase or vary the remuneration, pension rights or other benefits of any officer or employee, or appoint or dismiss any officer or such Employee;

(u) create or issue or suffer to subsist any mortgage, charge or other security interest upon or over the whole or any part of its assets or uncalled capital or redeem any of the foregoing other than a debenture created on 23 March 2004 in favour of HSBC Bank Plc which shall be redeemed prior to Completion;

(v) make any loan or give any credit (other than normal trade credit) or acquire any loan capital of any corporate body (wherever incorporated);

(w) amend or terminate any contract or commitment other than in the ordinary course of business;

(x) enter into any leasing, hire, hire purchase or other agreement for payment on deferred terms or any unusual or onerous contract or any other material or major or long-term contract;

(y) make any change in its business or do any act or thing outside the ordinary course of the business carried on by it;

(z) commence or conduct any litigation (save for the collection of debts arising in the ordinary course of business) or settle or compromise any claim or dispute; or

(aa) enter into any contract or commitment to do any of the acts or matters referred to in this paragraph 3.

4 The Seller shall not at any time prior to Completion:

(a) dispose or attempt to dispose of any interest in the Shares or grant any option over, or mortgage, charge or otherwise encumber any of the Shares; or

(b) enter into or continue any discussions or negotiations with any persons as regards the Shares or any part thereof or the possible sale of all or part of the Business.

5 Pending Completion the Covenantors shall procure that the Purchaser and its agents and representatives are given full access to the premises of the Business and all employees, directors, officers and advisers of the Company and to all documents, books and records of the Company and the Covenantors shall upon request furnish to the Purchaser and/or its agents, advisers and representatives such information regarding the Business as the Purchaser may require between the hours of 9.00am and 5.00pm on a Business Day and upon giving reasonable prior notice.

SCHEDULE 4 - COMPLETION

1.	At Completion, the Seller shall deliver or cause to be delivered to the Purchaser the following documents and evidence:

(a)	transfer of the Shares executed by the Seller in favour of the Purchaser (or as it may direct);

(b)	the share certificates for the Shares in the name of the Seller or an indemnity in the agreed form for any lost certificates;

(c)	irrevocable powers of attorney in the agreed form executed by the Seller to enable the Purchaser (during the period to the registration of the transfer of the Shares) to exercise all voting and other rights attaching to the Shares;

(d)	in relation to the Company, the statutory registers and minute books (written up to the time of Completion), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

(e)	the written resignation, executed as a deed, of the directors and secretaries of the Company from their offices with the Company .

(f)	acknowledgements in the agreed form from the Seller and the Company confirming that at and immediately after Completion nothing is owed by, on the one hand, the Company or its Affiliates to, on the other hand, the Seller, any member of the Seller’s Group and any director or former director of the Company and that there are no outstanding claims by any such person against the Company or its Affiliates and that, to the extent that there are any such sums due or possible claims, that these are waived;

(g)	all cheque books relating to any accounts held by the Company and a statement of account dated no earlier than 2 Business Days prior to Completion;

(h)	certified copies of the board resolutions of the Company in the agreed form.

2.	The Seller shall cause a board meeting of the Company to be held at Completion at which the following matters shall take place:-

(a)	a resolution to register the transfer of the Shares shall be passed at such board meeting of the Company, subject to the transfers being stamped at the cost of the Purchaser;

(b)	all directors, secretaries and auditors of the Company shall resign from their offices with the Company with effect from the end of the relevant board meeting;

(c)	such persons as the Purchaser shall request shall be appointed as directors and as secretary of the Company (but not exceeding any maximum number of directors contained in the Company’s articles of association). The appointments shall take effect at the end of the relevant board meeting;

(d)	all the existing instructions and authorities to bankers shall be revoked and replaced with new instructions and authorities to those banks in the form the Purchaser requires;

(e)	the address of the registered office of the Company shall be changed to the address required by the Purchaser; and

(f)	the accounting reference date of the Company shall be changed to the date required by the Purchaser, subject to such change being permitted by law.

SCHEDULE 5 - DISCLOSURE

1.	The disclosures in this Schedule 5 shall not imply any further representation or warranty, nor shall any disclosure be taken as extending the scope of any of the Warranties or the Tax Covenant, and for the avoidance of doubt, no disclosure shall be made against the Tax Covenant.

2.	Matters disclosed in this Schedule 5 may relate to more than one of the Warranties. Each disclosure is to be treated as relating to every one of the Warranties to which it is or may be relevant. Accordingly, the disclosures made shall not be limited to the Warranties by reference to which a specific disclosure is made in this Schedule 5.

Warranty 6.01 - Organization and Good Standing of the Company

N/A

Warranty 6.02 - Authority

Consent to the transaction is required from Innovata plc. A copy of a letter confirming its consent is Disclosed at tab 6.02.

Companies House records show a Form 395 in relation to a fixed and floating debenture in favour of HSBC dated 27 March 2004. This debenture will be released and the corresponding Form 403(a) will be filed prior to Completion. This charge is historic and does not secure any current indebtedness.

Warranty 6.03 - Shares

See disclosure 6.02

Warranty 6.04

N/A

Warranty 6.05 - Minute Books

N/A

Warranty 6.06 - Subsidiaries and Affiliates

The following re-seller agreements have been entered into by Bridgehead but relate to the services provided by the Company:

Copies are Disclosed at 6.06 of the Disclosure Emails. It is intended that these contracts will be assigned or novated to the Company.

Three contracts between Data Management Systems and Bridgehead which will be novated to the Company. Copies are Disclosed at 6.06 of the Disclosure Emails.

Warranty 6.07

N/A

Warranty 6.08 - Financial Statements

A copy of the Accounts are Disclosed at tab 6.08 of the Disclosure Emails

A copy of the Management Accounts are Disclosed at tab 6.08 of the Disclosure Emails

Also, see matters Disclosed against Warranty 6.10.

Warranty 6.09 - Records and Books of Account

N/A

Warranty 6.10 - Absence of Undisclosed Liabilities

The sum credited to commissions in the profit and loss account and the sum of £3,949 in relation to minor cost/expenses accounts have been included in the management accounts dated 11 November 2007 as adjustments resulting from the 2006 audit;

The following items are Disclosed at tab 6.10 of the Disclosure Emails:

1.	Spreadsheet of deferred income as at 30 November 2007;

2.	Details of doubtful debts up to 30 November 2007 are highlighted in the spreadsheet; and

3.	A copy of the company handbook setting out details of insurance, holiday pay and stakeholder pension. Although the Company does not make any contributions to the pension scheme, the saving it makes on National Insurance as result of employees own contributions is paid into the pension scheme. The pension scheme is administered by Chapman Associates, Equity House, 47 Burton Street, Melton Mowbray LE13 1AF.

Warranty 6.11 - Tax Matters

Copies of the Company’s tax returns for the last 3 financial years are Disclosed at tab 6.11 of the Disclosure Emails.

Warranty 6.23 - Accounts Receivable

N/A

Warranty 6.24 - Inventory

N/A

Warranty 6.25 - Machinery and Equipment

A schedule of fixed assets as at 31 December 2007 (projected position) is Disclosed at tab 6.14 of the Disclosure Emails. A number of the PCs are now redundant and used for spare parts.

Warranty 6.26 - Title to Properties; Certain Real Property Matters

N/A

Warranty 6.27 - Lease

In accordance with a lease between Bridgehead International Limited and Mandale Investments Limited in relation to Marlborough House 1st Floor, Westminster Place, York Business Park, York, YO26 6RW (“the Premises”), the Company is permitted to occupy the Premises as a Group Company of Bridgehead. Consent will be required for the Company to occupy the premises when it ceases to be a group company on Completion.

A copy of the lease is Disclosed at tab 6.16 of the Disclosure Emails.

Warranty 6.28 - Patents, Trademarks, Etc

A schedule of domain names owned by the Company is Disclosed at tab 6.17 of the Disclosure Emails.

Pharmalicensing has an unregistered trademark in the form of its logo.

A third party consultant, Mark Spanton designed Pharmalicensing website www.pharmalicensing.com, but all design rights and copyrights belong to Pharmalicensing.

Warranty 6.29 - Insurance Policies

:

The Norwich Union Office Insurance Policy No. 47OSP193444 is Disclosed at tab 6.18 of the Disclosure Emails

2. Life insurance and income protection policy with UNUM. This is a group policy and the Purchaser will need to implement its own policy on Completion. The employees insured are: T Everson, D Walker, P Tan, R Bhambra, J Ohlsson, M Lloyd Jones, P Filak, A Child, G Jones.

The following employees have personal pension plans arranged by the Company and the Company contributes the value of the employers national insurance savings to each plan:-

D Walker

P Tan

J Ohlsson

Warranty 6.30 - Banking and Personnel Lists

1.	Pharmalicensing’s bank details are Disclosed in the invoice template at tab 3.19 of the Disclosure Emails.

2.	The directors of the Company are David Alcraft and Fiona Paton. Neither directors are remunerated directly by the Company.

3.	A schedule of employees including salaries is Disclosed at tab 3.19 of the Disclosure Emails.

The sales staff are entitled to 10% commission on their monthly sales.

A bonus scheme operates for Peter Tan and Johan Ohlsson. This expires on 31 December 2007 and it is for the Purchaser to negotiate any new bonus terms.

In 2007 Piotr Filak, IT manager received a bonus in the sum of £1,000

Details of other employment benefits are set out in the memorandum at tab 6.19 of the Disclosure Emails. The personal health insurance and death in service policies are held in the name of Bridgehead International Limited. Therefore, the Company will need to make its own arrangements to continue such benefit commitments after Completion.

Samuel Arango Barona was dismissed on grounds of poor performance in 2003. There were discussions between the Company and his solicitors in relation to a compromise agreement and the settlement of his debt to the Company. To date the Company has not heard anything on this matter.

The following disputes arose as a result of redundancies in 2006:

a.	Simon Cox - a copy of the compromise agreement is attached at 6.19 of the Disclosure Emails resulting from his redundancy in may 2006;

b.	Claire Gibson - Claimed £8,576 on the grounds that the Company had failed to establish that the reason for her dismissal was due to redundancy. Her solicitors threatened to make an application to the Employment Tribunal but the Company did not receive any further correspondence in this regard. The Seller understand that Ms Gibson took up new employment. Compensation was paid in line with statutory redundancy. Correspondence is Disclosed at 6.19 of the Disclosure Emails.

c.	Dan Brown - Claimed £25,000 on the grounds that the Company had failed to establish that the reason for his dismissal was due to redundancy. His solicitors threatened to make an application to the Employment Tribunal but the Company did not receive any further correspondence in this regard. The Seller understand that Mr Brown took up new employment. Compensation was paid in line with statutory redundancy. Correspondence is Disclosed at 6.19 of the Disclosure Emails.

d.	Details of a conciliation agreement between Pharmalicensing and T Martin is Disclosed at tab 6.19 of the Disclosure Emails;

e.	Other non-contested redundancies were made in August 2006 in relation to Pete Mitchel, Head of Operations; Suzanne Elvidge, Head of Publishing; and editorial assistant Laura Sheehan and Lea Shiang Lee. Compensation was paid in line with statutory redundancy.

See disclosure against Warranty 6.23 above in relation to Dreamhost. This contract is likely to constitute a material contract. Payment details are as follows:

Last payment: $1428.00 on 2007-01-18 for 12 month subscription including:

— Dedicated Server $1188.00

— 2x extra memory (256MB) $120.00 (each)

Next payment is due on 2008-01-14.

Warranty 6.30A

See disclosures 6.19 and 6.20

Warranty 6.31 - List of Contracts Etc

2.	Copies of employment contracts are Disclosed at tab 6.20. Also see replies to 6.10 and 6.19

3.	Copies of the following re-seller agreements are disclosed at tab 6.20:

a.	Agency distribution agreement with MarketResearch.com

b.	First amendment to Agency distribution agreement with MarketResearch.com

c.	WebEx Communications

d.	Distributor agreement with TriMark Publications

e.	Reseller and distribution agreement with Urch Publishing

f.	Visiongain

g.	Access China Management Consulting

h.	Reseller and distribution agreement with Burrill Life Sciences Media Group

i.	Reseller and distribution agreement with Cutting Edge Information

j.	Datamonitor plc

k.	Reseller and distribution agreement with Seed Planing Inc

l.	Distribution agreement with MindBranch Inc

4.	A contract exists with World Pay in respect of credit card transaction facilities

5.	Dreamhost - see disclosure against Warranty 6.23

6.	For details of a debenture granted in favour of HSBC see disclosure against Warranty 6.02

Warranty 6.32 - Compliance with the Law

N/A

Warranty 6.33

1.	A dispute with T Martin following redundancies was settled and a copy of the conciliation agreement is Disclosed at 6.19 above.

Warranty 6.34 - Absence of Certain Changes or Events

1.	Pharmalicensing entered into a contract with Dreamhost in respect of its webhosting

2.	Pharmalicensing has agreed to increase Johan Ohlsson’s salary from £26,000 to £32,000 to take effect on 1 January 2008

3.	See disclosure against 6.19 above in relation to bonus scheme for Peter Tan and Johan Ohlsson

4.	It is a commitment of Pharmalicensing to implement salary increases averaging inflation plus 1% for all employees each year

Warranty 6.35 - Absence of Certain Commercial Practices

N/A

Warranty 6.36 - Licenses, Permits, Consents and Approvals

N/A

Warranty 6.37 - Broker

N/A

Warranty 6.38 - Related Party Transactions

Stephen Poile left the Pharmalicensing on 30 August 2007. He has since set up and a company called Wild Wood Ventures Limited and has approached Pharmalicensing with a proposal to sell each other’s reports

ANNEX A

INDEX OF DISCLOSURE DOCUMENTS

6.02	Consent letter from Innovata plc dated 17 December 2007

6.08	Audited accounts of the Company for the year ended 31 December 2007

6.08	Management accounts dated 30 November 2007

6.10	Aged Debtor Analysis dated 30 November 2007

6.10	Schedule of deferred income

6.10	Extract from the Company’s website setting out the terms and conditions

6.11	Tax computations 2004

6.11	Tax computations 2005

6.11	Tax computations 2006

6.14	Fixed asset register

6.15	Lease of Marlborough House

6.17	List of domain names

6.18	Norwich Union office insurance policy

6.19	Invoice template

6.19	Memorandum relating to employment benefits dated 19 May 2004

6.19	Staff list

6.20

Reseller agreements as follows:

a. Agency distribution agreement with MarketResearch.com

b. First amendment to Agency distribution agreement with MarketResearch.com

c. WebEx Communications

d. Distributor agreement with TriMark Publications

e. Reseller and distribution agreement with Urch Publishing

f. Visiongain

g. Access China Management Consulting

h. Reseller and distribution agreement with Burrill Life Sciences Media Group

i. Reseller and distribution agreement with Cutting Edge Information

j. Datamonitor plc

k. Reseller and distribution agreement with Seed Planing Inc

l. Distribution agreement with MindBranch Inc

6.20

Reseller agreements entered into by Bridgehead:

a. Arrowhead Publishers dated 25 October 2006

b. Bharat Book Bureau dated 20 June 2006

c. BioMarket Group dated 8 May 2006

d. Biopharm Knowledge Publishing dated 28 June 2006

e. Bioprotfolio Limited dated 31 January 2005

f. Cambridge Healthcare Institute dated 8 January 2006

g. Chiltern Magazine Services Limited undated

h. Global Information Inc. dated 28 July 2004

i. Labhoo.com dated 30 June 2006

j. LeadDiscovery Limited dated 27 June 2006

k. OKOKOK Information Consulting Co Ltd dated 10 July 2006

l. Network Pharma Ltd dated 23 August 2004

m. Piribo Limited dated 16 March 2005

n. Total Information Inc dated 10 July 2006

o. Ubiquick SARL dated 30 May 2006

Signed for and on behalf of	)
UTEK EUROPE LTD	)	/s/ Clifford M. Gross

Signed for and on behalf of	)
UTEK CORPORATION	)	/s/ Clifford M. Gross

Signed for and on behalf of	)
PARTNERING INTELLIGENCE LIMITED	)	/s/ Frances David Alcraft

Signed for and on behalf of	)
BRIDGEHEAD INTERNATIONAL LIMITED	)	/s/ Frances David Alcraft